Exhibit 99.1

RF Monolithics Reports a 20% Increase in Sales over Prior Year and Continued Improvements in Net Income and EBITDA for Q2 of Fiscal 2010

DALLAS--(BUSINESS WIRE)--March 25, 2010--RF Monolithics, Inc. (NASDAQ: RFMI) (“RFM” or “the Company”) today announced continued improvement in operating results, including a 20% increase in sales in comparison to the prior year, net income of $174,000 and earnings before interest, taxes, depreciation and amortization (EBITDA) of $636,000. Sales were $7.9 million for the second quarter ended February 28, 2010, compared to $6.6 million for the second quarter of the prior year and $8.5 million for the first quarter of fiscal 2010.

Net income of $174,000 or $0.02 per diluted share was reported for the second quarter, compared to a net loss of $1,493,000 or $0.15 per diluted share for the prior year’s second quarter ended February 28, 2009 and a net loss of $102,000 or $0.01 per diluted share for the first quarter of fiscal 2010. Operating income of $294,000 was reported, in comparison to $202,000 for the previous quarter and a $1.3 million loss for the prior year. This marked the third consecutive quarter of operating income greater than $200,000. EBITDA was $636,000 for the quarter, in comparison to $554,000 for the previous quarter and a negative EBITDA of $868,000 for the previous year.

David M. Kirk, RFM President and CEO, stated, “We were pleased with the 20% increase in quarterly sales over last year and only a small decline from last quarter. Our second quarter has traditionally been our lowest quarter of revenue due to extended holiday season and fewer work days. The product mix for the quarter was balanced between our Wireless Solutions and Wireless Components businesses. The major portion of our sales increase from the prior year was a 77% increase in our Wireless Components business. This segment showed significant recovery from economically depressed levels of a year ago, particularly for filters for satellite radio and other products sold to automotive markets, which increased from 18% to 34% of our total sales. The shift in market demand to domestic auto brands helped RFM as satellite radio penetration is much higher than for foreign auto makers. The industrial and medical markets are the backbone for the Wireless Solutions business with continuing solid demand for our Virtual Wire® products and modules. Sales to our targeted industrial and medical markets remained strong at 49% of overall sales.”

“We recently announced a major medical supply agreement, which we perceive as being important for two reasons. First, this confirms demand for our product with a major customer over the next 5 years. Second, it demonstrates our ability to design, manufacture and sell products that fit our strategic plan to focus on the developing M2M market. We believe this is an emerging market and by developing and growing our capabilities, we have the potential to capture a greater share of this market,” Kirk said.

“Over the last three quarters we have shown our low-cost business model is profitable with revenue in the range of $7.5 to $8.0 million per quarter. Besides our reported profit and EBITDA, we reported a positive operating cash flow of $770,000 for the second quarter. All of these factors have strengthened our new relationship with ViewPoint Bank. We ended the quarter with $722,000 of cash on hand and approximately $750,000 of additional availability under our revolving line of credit,” Kirk said.

“The economy and our business are continuing to show signs of recovery. We see improvement in sales for our module products in wireless sensor network applications for the industrial market, continued strengthening of component sales to the automotive market, with a little softness, due to production schedules, for our Virtual Wire® products in the medical market. We are cautious regarding near term sales increases, however, due to continued shortages of material, such as packages, plus extended lead times that could hinder sales growth,” Kirk said.

“We continue to strategically focus on the M2M market and plan to add a new area of high-end timing products. We plan to increase the amount of resources we are devoting to support future growth. This will be a measured investment program that we expect will have only a small impact for the rest of this fiscal year, but which we hope will have an increasing impact beyond. For instance, we have significantly revised our website as the start of a more active advertising campaign to increase customer awareness of our products and capabilities. Also, we have developed new product road maps. While it will take several quarters for the results of our product development efforts to have a visible revenue effect, we are optimistic about the opportunity our technology and growing capabilities provide us. As we execute our plan, we will communicate more details to our investors,” Kirk stated.

Highlights and Additional Details:

  Sales were up 20% from our second quarter of fiscal 2009 but down 7% from our first quarter of fiscal 2010 due to traditional seasonality:
    Sales to the automotive market increased 130% from last year and sales to the consumer market increased almost 70%. Sales of Wireless Component products (largely to these two markets) increased more than 75%. We attribute these increases to improving economic conditions in those sectors in comparison to last year’s depressed levels. As a result, automotive sales increased from 18% of total sales a year ago to 34% of total sales.
    Historically and for this second fiscal quarter Wireless Component sales have been adversely affected by seasonality factors in comparison to the first quarter and they were again this year with a 13% decrease.
    Sales of our Wireless Solutions products have been relatively stable with a 9% decrease from the prior year and virtually no change from the first quarter. Combined sales to our two targeted markets for these products, the industrial and medical markets, remained almost the same in the current quarter, both in comparison to the prior year and this fiscal year’s first quarter.
    Our Wireless Solutions business remains solid at 51% of total sales. The increase in the ratio of Wireless Solutions business to total business contributed to the improvement in gross margins in comparison to the previous quarter.
    Industrial market sales increased 16% sequentially and over 23% comparatively due to improved sales for automated meter reading and security applications.
    Our top five customers included two automotive and one from each of the medical, distribution and industrial markets. Sales to two of our top five customers each exceeded 10% of sales for the quarter.

  Gross profit margin of 34.8% of total sales was up 220 basis points from the first quarter and 60 basis points from the second quarter of the prior year. We are currently seeing product mix shifts from quarter to quarter that significantly affect margins. It is our long range plan to utilize continued improvement in the ratio of our Wireless Solutions business to improve gross margins.

  Operating expenses of $2.45 million were slightly lower than our first quarter due to lower sales commission expense in line with decreased sales. We anticipate a return to the $2.6 million range in the next few quarters as we start to fund some growth programs and we return salaries to approximately the levels in effect before reductions initiated in December 2008. Operating expenses were 21% below the second quarter of the prior year, disregarding the impact of the large restructuring expenses from last year that did not recur.
  We generated positive EBITDA of $636,000 for the quarter. This is our third consecutive quarter of EBITDA in the $550,000 to $650,000 range, or an annualized level of approximately $2.4 million. This EBITDA level reflects our current sales and segment mix, plus the impact of controlling our expenses.
  Ending cash was $0.7 million at February 28, 2010, with $0.75 million of additional borrowing availability. We had working capital of over $3.7 million, notwithstanding that our senior revolving bank debt of $3.4 million is classified as current.
  We increased inventory $184,000 in the second quarter, after we had decreased it $4.5 million last year. We continue to manage inventories aggressively and expect a small increase as we prepare for increased lead times. Inventory management remains a key as we balance the need to remain responsive to customers, who are providing limited order visibility, against increased lead-time requirements from some of our suppliers. We hope to minimize any negative effect on our sales through disciplined inventory management.
  Our total bank debt at February 28, 2010 was $4.2 million. Total debt was reduced $0.5 million from $4.7 million at November 30, 2009, financed through positive operating cash flow. At the start of the quarter we transitioned our banking to ViewPoint Bank, pursuant to an agreement that we perceive affords us greater flexibility to move forward with our current business and strategic plans.
  RFM regained compliance with the NASDAQ minimum bid price rule in early January 2010. We continue to remain in compliance. Also in January, we participated in the annual Needham investor conference.

Product Mix for current and comparative quarter sales was:

Wireless Solutions Segment	Q2 FY10	Q1 FY10	Q2 FY09
Cirronet Modules	$1.4 Million	$1.4 Million	$1.9 Million
RFM Virtual Wire® & RFIC	$2.6 Million	$2.7 Million	$2.5 Million
Subtotal	$4.0 Million	$4.1 Million	$4.4 Million

Wireless Components Segment
Low-power Components	$1.2 Million	$1.0 Million	$0.7 Million
Filter Products	$2.4 Million	$3.0 Million	$1.3 Million
Frequency Control Modules	$0.3 Million	$0.4 Million	$0.2 Million
Subtotal	$3.9 Million	$4.4 Million	$2.2 Million

Total Sales	$7.9 Million	$8.5 Million	$6.6 Million

Market Diversification for current and comparative quarter sales was:

	Q2 FY10*	Q1 FY10*	Q2 FY09*
Automotive	34%	36%	18%
Consumer	10%	7%	7%
Industrial	34%	27%	33%
Medical	15%	19%	24%
Telecom	5%	8%	12%
Other**	2%	3%	6%

Geographic Diversification for current and comparative quarter sales was:

	Q2 FY10	Q1 FY10	Q2 FY09
North America	40%	42%	55%
Europe	16%	13%	14%
Asia and the rest of the world	44%	45%	31%

*Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment and whose market classification is estimated based upon point-of-sales information provided to the Company by RFM’s distributors.

**Other includes the government and those sales through distribution which are not considered material for tracking by market application by RFM’s distributors.

Non-GAAP Financial Measures (EBITDA)

As a supplemental disclosure, we report earnings before interest, taxes, depreciation and amortization (EBITDA). While this is a Non-GAAP measure, this is a standard metric used by many companies to measure performance, particularly to measure cash flow performance before interest expense is paid. Many financial institutions use this measure as part of their credit evaluation process. We believe that EBITDA provides useful supplemental information to investors and offers a better understanding of results of operations as seen through the eyes of management and facilitates comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses that may obscure trends in our underlying performance. We use EBITDA internally to make strategic decisions, forecast future results and evaluate our financial performance. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) in accordance with GAAP.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standardized and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at www.RFM.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, maintaining favorable terms of sales with customers and suppliers, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in customer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability and lead times of raw materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2009. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-877-390-5532, ask to be connected to the RF Monolithics management conference call. Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-800-642-1687 (pass code 63060784). This replay will be available, through April 1, 2010.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com, click on Investor Relations page, at least 10 minutes prior to the call and log in to ensure web browser compatibility.

RF MONOLITHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In Thousands, Except Per-Share Amounts)
	Three Months		Six Months
	Ended February 28,		Ended February 28,
	2010	2009	2010	2009
SALES	$7,887	$6,598	$16,340	$17,965
COST OF SALES	5,143	4,342	10,844	11,492
GROSS PROFIT	2,744	2,256	5,496	6,473
OPERATING EXPENSES:
Research and development	769	1,046	1,527	2,312
Sales and marketing	1,092	1,140	2,263	2,954
General and administrative	589	910	1,210	1,921
Restructuring	-	460	-	393
Total operating expenses	2,450	3,556	5,000	7,580
INCOME (LOSS) FROM OPERATIONS	294	(1,300)	496	(1,107)
OTHER INCOME (EXPENSE):
Interest income	-	-	-	1
Interest expense	(95)	(134)	(370)	(304)
Other	(20)	(20)	(44)	(24)
Total other expense	(115)	(154)	(414)	(327)
INCOME (LOSS) BEFORE INCOME TAXES	179	(1,454)	82	(1,434)
Income tax expense	5	8	10	13
NET INCOME (LOSS) - continuing operations	174	(1,462)	72	(1,447)
NET LOSS - discontinued operations	-	(31)	-	(92)
NET INCOME (LOSS)	$174	$(1,493)	$72	$(1,539)

INCOME (LOSS) PER SHARE
Basic from continuing operations	$0.02	$(0.15)	$0.01	$(0.15)
Basic from discontinued operations	0.00	0.00	0.00	(0.01)
Basic	$0.02	$(0.15)	$0.01	$(0.16)

Diluted from continuing operations	$0.02	$(0.15)	$0.01	$(0.15)
Diluted from discontinued operations	0.00	0.00	0.00	(0.01)
Diluted	$0.02	$(0.15)	$0.01	$(0.16)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	10,116	9,907	10,078	9,872
Diluted	10,900	9,907	10,841	9,872

RF MONOLITHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In Thousands)
	February 28,	August 31,
ASSETS	2010	2009
		(a)
CURRENT ASSETS:
Cash and cash equivalents	$722	$585
Trade receivables - net	5,106	4,748
Inventories - net	4,767	5,015
Prepaid expenses and other	285	315
Total current assets	10,880	10,663

PROPERTY AND EQUIPMENT - Net	1,858	2,223
GOODWILL	556	556
INTANGIBLES - Net	369	369
OTHER ASSETS - Net	521	645
TOTAL	$14,184	$14,456

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long term debt - bank	$3,423	$3,706
Capital lease obligations - current portion	30	41
Accounts payable - trade	2,162	2,169
Accrued expenses and other current liabilities	1,517	1,755
Total current liabilities	7,132	7,671

LONG-TERM DEBT - Less current portion:
Mortgage payable	790	820
Capital lease obligations	45	55
Total long-term debt	835	875

DEFERRED TAX LIABILITIES - Net	125	125
Total liabilities	8,092	8,671

STOCKHOLDERS' EQUITY:
Common stock: 10,149 and 10,018 shares issued	10	10
Additional paid-in capital	50,766	50,531
Common stock warrants	86	86
Treasury stock, 36 common shares at cost	(227)	(227)
Accumulated deficit	(44,543)	(44,615)
Total stockholders' equity	6,092	5,785
TOTAL	$14,184	$14,456

(a) Derived from audited financial statements.

RF MONOLITHICS, INC.

EBITDA - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(In Thousands)
	Three Months		Six Months
	Ended February 28,		Ended February 28,
	2010	2009	2010	2009

Net income (loss)	$174	$(1,493)	$72	$(1,539)

Add back:
Interest expense	95	134	370	304

Taxes	5	8	10	13

Depreciation	189	260	388	532

Amortization:
Patents	57	64	114	129
Intangibles from acquisitions	-	60	-	120
Stock compensation	116	99	236	209
Total amortization	173	223	350	458

EBITDA	$636	$(868)	$1,190	$(232)

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com